As filed with the Securities and Exchange Commission on September 28, 2017
Registration No. 333-138554
Registration No. 333-143343
Registration No. 333-182493
Registration No. 333-218275

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-138554
POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-143343
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182493
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218275

UNDER THE SECURITIES ACT OF 1933

OneBeacon Insurance Group, Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	98-0503315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

605 North Highway 169, Plymouth, Minnesota 55441
(Address of Principal Executive Offices) (Zip Code)

OneBeacon 401(k) Savings Plan and Employee Stock Ownership Plan

OneBeacon Deferred Compensation Plan

OneBeacon Long Term Incentive Plan

OneBeacon 2007 Long-Term Incentive Plan

OneBeacon 2017 Long-Term Incentive Plan
(Full title of the plans)

Maureen A. Phillips, Esq.
Senior Vice President and General Counsel
OneBeacon Insurance Group, Ltd.
605 North Highway 169
Plymouth, Minnesota 55441
(Name and address of agent for service)

(952) 852-2431
(Telephone number, including area code, of agent for service)

Copies to:

William J. Whelan, III, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475
(212) 474-1000
Fax: (212) 474-3700

 Jon A. Hlafter, Esq.
Dwight S. Yoo, Esq.
Skadden, Arps, Slate, Meagher & Flom
4 Times Square
New York, New York 10036
(212) 735-3000
Fax: (212) 735-2000/1

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of OneBeacon Insurance Group, Ltd. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

•
Registration Statement No. 333-138554, registering 7,500,000 Class A Common Shares, par value $0.01 per share, of the Company (the “Class A Common Shares”), issuable pursuant to the OneBeacon Long Term Incentive Plan, registering 2,000,000 Class A Common Shares under the OneBeacon 401(k) Savings Plan and Employee Stock Ownership Plan (formerly known as, in part, the OneBeacon 401(k) Savings Plan) (the “KSOP”) and registering $75,000,000 in deferred compensation obligations in accordance with the OneBeacon Deferred Compensation Plan, filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2006, as amended by Post-Effective Amendment No. 1, filed with the Commission on June 19, 2007;

•
Registration Statement No. 333-143343, registering 15,000,000 Class A Common Shares issuable pursuant to the OneBeacon 2007 Long-Term Incentive Plan and the OneBeacon 2017 Long-Term Incentive Plan (the “2017 Plan”), filed with the Commission on May 29, 2007, as amended by Post-Effective Amendment No. 1, filed with the Commission on May 26, 2017, and Post-Effective Amendment No. 2, filed with the Commission on June 20, 2017;

•	Registration Statement No. 333-182493, registering an additional 2,000,000 Class A Common Shares issuable pursuant to the KSOP, filed with the Commission on July 2, 2012; and

•	Registration Statement No. 333-218275, registering 11,503,337 Class A Common Shares issuable pursuant to the 2017 Plan, filed with the Commission on May 26, 2017.

On May 2, 2017, the Registrant entered into an Agreement and Plan of Merger (the “Agreement”) by and among the Registrant, Intact Financial Corporation (“Parent”), Intact Bermuda Holdings Ltd., a wholly owned subsidiary of Parent (“Holdco”), and Intact Acquisition Co. Ltd., a direct wholly owned subsidiary of Holdco (“Merger Sub”). On September 28, 2017, pursuant to the Agreement, Merger Sub was merged with and into the Registrant, with the Registrant surviving the merger as an indirect, wholly owned subsidiary of Parent (the “Merger”).

In connection with the completion of the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Class A Common Shares and plan interests registered under the Registration Statements but not sold under the Registration Statements, as of the filing date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Plymouth, Minnesota, on September 28, 2017.

ONEBEACON INSURANCE GROUP, LTD.

By:	/s/ T. Michael Miller
	Name:	T. Michael Miller
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the KSOP) have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in Plymouth, Minnesota, on September 28, 2017.

ONEBEACON 401(K) SAVINGS PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN

By:	/s/ Thomas N. Schmitt
	Name:	Thomas N. Schmitt
	Title:	Vice President, OneBeacon Services, LLC

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.